UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

CROWN HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

Pennsylvania	000-50189	75-3099507
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

770 Township Line Road

Yardley, Pennsylvania 19067

(215) 698-5100

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Not Applicable

(Former name or former address, if changed since last report)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Share Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None

Explanatory Note

This Amendment No. 1 amends the Registration Statement on Form 8-A filed by Crown Holdings, Inc. (the “Company”) with the Securities and Exchange Commission on November 7, 2022. This Amendment No. 1 is being filed to amend the description of common share purchase rights (the “Rights”) of the Company.

Item 1. Description of Registrant’s Securities to be Registered.

On December 13, 2022, the Company entered into the Amendment No. 1 to the Rights Agreement (the “Rights Agreement Amendment”) with Equiniti Trust Company, as Rights Agent. The Rights Agreement Amendment amends the Rights Agreement, dated November 7, 2022 (the “Rights Agreement”), between the Company and Equiniti Trust Company, as Rights Agent, solely to accelerate the expiration date of the Rights (as defined in the Rights Agreement) from the close of business on November 6, 2023 to the close of business on December 13, 2022. As a result of the Rights Agreement Amendment, effective as of the close of business on December 13, 2022, the Rights (as defined in the Rights Agreement) will expire and cease to be outstanding.

The Rights are in all respects subject to and governed by the provisions of the Rights Agreement, as amended by the Rights Agreement Amendment, which is attached hereto as Exhibit 4.1 and incorporated herein by reference. The description of the Rights Agreement Amendment is qualified in its entirety by reference to the full text of the Rights Agreement Amendment, which is attached hereto as Exhibit 4.2 and incorporated herein by reference.

Item 2. Exhibits.

The documents listed below are filed as an Exhibit to this Registration Statement:

Exhibit	Description

4.1	Rights Agreement, dated as of November 7, 2022, by and between Crown Holdings, Inc. and Equiniti Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated November 7, 2022).

4.2	Amendment No 1. to Rights Agreement, dated as of December 13, 2022, by and between Crown Holdings, Inc. and Equiniti Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated December 13, 2022).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: December 13, 2022

CROWN HOLDINGS, INC.

By:	/s/ Christy L. Kalaus
Name:	Christy L. Kalaus
Title:	Vice President and Corporate Controller